Exhibit 10(t)

FLEET FINANCIAL GROUP, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN NO. 1

(1997 Restatement)

SECTION 1. PURPOSE OF THE PLAN; SELECTION OF PARTICIPANTS; PLAN FROZEN

Fleet Financial Group, Inc. (the “Employer”) established this Executive Deferred Compensation Plan No. 1 (the “Plan”), originally effective as of December 12, 1984, in order to assist it and its subsidiaries and affiliates in retaining executive level employees by providing such employees with the opportunity to defer receipt of certain amounts of compensation; thereby giving them flexibility in their personal tax and financial planning. In addition, amounts of compensation deferred pursuant to Section 2 of the Plan will provide additional death and retirement benefits for them. The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be administered in a manner consistent with that intent.

The executives eligible to participate in the Plan will be selected by the Human Resources and Planning Committee, or any successor committee, of the Board of Directors of the Employer (the “Committee”) from time to time. When an executive has been designated as eligible for participation in the Plan, he or she will be promptly notified by the Committee and given the opportunity to make an election to defer compensation under Section 2 and/or Section 3 of the Plan. An executive who makes such an election is hereinafter referred to as an “Employee.”

The Employer hereby amends and restates the Plan effective as of December 17, 1997. Notwithstanding any provision contained herein to the contrary, effective as of April 1, 1989, the Plan was frozen and no subsequent elections to defer compensation can be made.

SECTION 2. RETIREMENT AND DEATH BENEFITS

(a) An Employee may elect to defer receipt of salary, awards under the Employer’s Corporate Executive Incentive Plan and other compensation over a period not exceeding seven years (the “deferral period”) in such amount as shall be selected by him, but not less than a total of $20,000 or more than a total of $50,000. The total amount to be deferred during the deferral period shall be specified by the Employee in his or her deferred compensation agreement. The commitment made in said agreement shall be irrevocable unless the Committee, at the request of the Employee, waives the requirement to defer with respect to amounts which have not been deferred for the calendar year prior to the date the request is received by the Committee. The Employee shall have the right to change the amount to be deferred for any future year, provided such change is made in writing and delivered to the Committee prior to January 1 of the year in which the amount of deferred compensation which is to be changed would be earned, and also provided that no such change may be made if it would reduce the total amount to be deferred under the Employee’s deferred compensation agreement. Amounts deferred shall be deducted first from any incentive compensation award which the Employee would otherwise receive in a year for which his or her deferral election is in effect, and any remaining amount to be deferred for such year shall be withheld from the Employee’s salary in approximately equal amounts beginning in the month following the month in which incentive compensation awards are paid.

(b) Interest equivalents, for Employees who became participants in the Plan prior to December 1, 1986, will be credited monthly to the amounts of deferred compensation in accordance with the following schedule:

Period of Deferral	Interest Rate on Cumulative Deferred Amounts
Year 1	6%
Year 2	7-1/2%
Year 3	9%
Year 4	10-1/2%
Year 5	12%
Year 6	13-1/2%
Year 7	15%

Interest equivalents, for Employees who became participants in the Plan on or after December 1, 1986 and prior to November 1, 1988, will be credited monthly to the amounts of deferred compensation in accordance with the following schedule:

Period of Deferral	Interest Rate on Cumulative Deferred Amounts
Year 1	5%
Year 2	5-3/4%
Year 3	6-1/2%
Year 4	7-1/4%
Year 5	8%
Year 6	8-3/4%
Year 7	10%

Interest equivalents, for Employees who become participants in the Plan on or after November 1, 1988, will be credited monthly to the amounts of deferred compensation in accordance with the following schedule:

Period of Deferral	Interest Rate on Cumulative Deferred Amounts
Year 1	5%
Year 2	5-3/4%
Year 3	6-1/2%
Year 4	7-1/4%
Year 5	7-3/4%
Year 6	8-1/4%
Year 7	9%

(c) Compensation which is deferred under paragraph (a) shall be paid by the Employer to the Employee or beneficiary as hereinafter provided:

(i) If the Employee’s employment with the Employer is terminated before all amounts to be deferred under paragraph (a) have been deferred, the Employee shall receive a lump sum payment (less applicable withholding) equal to the total amount of compensation deferred at the time of termination plus interest equivalents credited under paragraph ‘(b) hereof as of the first day of the third month following the date of the Employee’s termination of employment with the Employer.

(ii) If the Employee’s employment with the Employer is terminated after all amounts which are scheduled to be deferred under paragraph (a) hereof have been deferred but prior to the expiration of seven years after the initial amount is deferred, the Employee will receive a lump sum payment (less applicable withholding) equal to the total amount of his or her deferred compensation plus interest equivalents as of the first day of the third month following the date of the Employee’s termination of employment with the Employer.

(iii) If the Employee’s employment with the Employer terminates after seven years following the date the initial amount is deferred for him or her hereunder but prior to attaining age 55 and completing five years of continuous service with the Employer (or its subsidiary or affiliate) and prior to attaining age 65, the Employee will be entitled to receive a lump sum payment (less applicable withholding) equal to the total amount of compensation deferred plus interest equivalents at the rate of 15 percent (10 percent for Employees who become participants in the Plan on or after December 1, 1986 and prior to November 1, 1988, and 9 percent for Employees who become participants in the Plan on or after November 1, 1988). The lump sum payment shall be made as soon as practicable following termination of the employment; provided, however, that the Employee may, with the prior written approval of the

Committee, irrevocably elect prior to his or her termination of employment to defer receipt of his or her lump sum payment to a specified date not later than age 65.

(iv) Upon any of the following events, the Employee will be entitled to receive retirement income (less applicable withholding) as set forth in his or her compensation deferral agreement in a lump sum payment as soon as practicable following termination of employment or may elect to defer receipt to a specified date not later than age 65 and to receive such balance in a series of up to fifteen annual installments: (1) the termination of employment of an Employee with the Employer (or its subsidiary or affiliate) after attaining age 65; (2) the termination of employment of an Employee (or its subsidiary or affiliate) after attaining age 55 and completing five years of continuous service with the Employer (or its subsidiary or affiliate); (3) the designation by the Committee in its sole discretion that an Employee shall be entitled to receive his or her balance as described below (regardless of the Employee’s age and years of service); or (4) a “change of control” as defined in the trust referred to under Section 7. An election under the Plan to defer receipt beyond termination of employment or to receive installment payments must be irrevocable, must be made prior to termination of employment, and (unless the election is made upon a change of control) requires the prior written consent of the Committee. If retirement occurs before or after age 65, the amount of retirement income will be less or greater than the amount specified in the agreement but will be calculated as though the amount deferred had been credited with interest at 15 percent (10 percent for Employees who become participants in the Plan on or after December 1, 1986 and prior to November 1, 1988 and 9 percent for Employees who become participants in the Plan on or after November 1, 1988).

(v) If the Employee’s employment with the Employer (or its subsidiary or affiliate) terminates prior to attaining age 55 and completing ten years of service with the employer (or its subsidiary or affiliate) due to “Fleet Focus” reductions, the Employee will be entitled to elect to receive his or her benefit (less applicable withholding) in a lump sum payment as soon as practicable following termination or may elect to defer receipt to a specified date not later than age 65 and, if such specified date is age 55 or later, to receive such balance in a series of up to fifteen annual installment payments. Such election must be irrevocable and must be made during the “30 day notice period” specified under the Fleet Focus program. The amount deferred under this subsection will be credited with interest at the annual rate of 8 percent or, if less, the rate credited to Participants who are active Employees under the Plan.

(d) In the event of an Employee’s death prior to commencing distributions under this Section, his or her beneficiary shall receive in a lump sum payment a death benefit in such amount as shall be set forth in the Employee’s compensation deferral agreement or, if greater, in the same amount as the Employee would have received under paragraph (c)(iv) of this Section if he or she had retired on the day before he or she died, except as hereinafter provided. If death occurs within two years after the initial deferral of compensation under this Section as a result of suicide or a condition which was known but not disclosed at the time of the initial deferral, the Employee’s beneficiary will not receive the death benefit specified in the compensation deferral agreement, but will only receive the amount of compensation deferred plus interest determined in accordance with the schedule in paragraph (b) of this Section. If the Employee dies after commencing distributions under this Section, the balance of the installments or payments which would have been made to the Employee shall be paid to his or her beneficiary in a lump sum payment or, if the Employee was eligible under this Section and so elected for his or her beneficiary, in a series of up to fifteen annual installment payments, commencing as soon as practicable following the Employee’s death.

(e) If as the result of circumstances beyond the control of the Employee, the Employee has an unanticipated emergency which would result in severe financial hardship, the Employee may request to withdraw all or a portion of his or her deferred compensation under this Section (less applicable withholding) to satisfy his or her financial emergency. The Committee in its sole discretion will determine whether a severe financial hardship exists and what amount, if any, may be withdrawn. Subject to a withdrawal penalty as hereinafter specified, from time to time an Employee may elect to withdraw in a lump sum payment all or a portion of his or her deferred compensation under this Section (less applicable withholding) in accordance with procedures established by the Committee. The amount of such withdrawal, however, will be reduced by a percentage of the withdrawal amount, which shall be forfeited by the Employee. Such percentage will be equal to the interest equivalent in effect for such Employee at the time of such withdrawal election increased by three percentage points; provided, however, that such percentage may never be less than 10 percent. No withdrawal penalty shall apply to a withdrawal due to severe financial hardship.

SECTION 3. DEFERRAL OF MANAGEMENT INCENTIVE AWARDS

(a) An Employee may annually elect to defer receipt of awards under the Employer’s Corporate Executive Incentive Plan, to the extent such awards are not deferred under Section 2 of this Plan, subject to the approval of the Committee. The amount of deferral and the period of deferral shall be set forth in a deferral election form. Amounts deferred under this Section may be deferred until age 65, provided the Employee remains in the employ of the Employer until age 65 or retires from the employ of the Employer prior to age 65.

(b) Payment of deferred incentive awards may be made in a lump sum or in annual installments or deferred annual installments as requested by the Employee and approved by the

Committee. Once the Committee has approved a deferred form of payment, its decision and the Employee’s election is irrevocable except as permitted in Section 2(e) above.

(c) Interest equivalents will be credited on deferred incentive compensation awards on a monthly basis as if the awards had been invested in a money market account at Fleet National Bank on the date of the award. Payment of the deferred incentive awards shall include the interest equivalents credited to the awards.

(d) In the event of the Employee’s termination of employment with the Employer other than on account of death, disability or retirement, the entire amount of compensation deferred under this Section shall become due and payable in one lump sum together with interest credited to the amount deferred as of the first day of the third month following the date of the Employee’s termination of employment with the Employer.

(e) In the event of the Employee’s death prior to commencing distributions under this Section, his or her beneficiary shall receive in a lump sum payment the total amount of incentive compensation awards deferred under this Section with interest. In the event of an Employee’s death after commencing distributions under this Section, the remainder of the installments due to the Employee shall be paid to his or her beneficiary in a lump sum payment or, if the Employee was eligible under this Section and so elected for his or her beneficiary, in annual installment payments, commencing as soon as practicable following the Employee’s death.

(f) If as the result of circumstances beyond the control of the Employee, the Employee has an unanticipated emergency which would result in severe financial hardship, the Employee may request to withdraw all or a portion of his or her deferred compensation under this Section (less applicable withholding) to satisfy his or her financial emergency. The Committee in its sole discretion will determine whether a severe financial hardship exists and what amount, if any, may be withdrawn. Subject to a withdrawal penalty as hereinafter specified, from time to time an Employee may elect to withdraw in a lump sum payment all or a portion of his or her deferred compensation under this Section (less applicable withholding) in accordance with procedures established by the Committee. The amount of such withdrawal, however, will be reduced by a percentage of the withdrawal amount, which shall be forfeited by the Employee. Such percentage will be equal to the interest equivalent in effect for such Employee at the time of such withdrawal election increased by three percentage points; provided, however, that such percentage may never be less than 10 percent. No withdrawal penalty shall apply to a withdrawal due to severe financial hardship.

SECTION 4. AGREEMENTS AND ELECTIONS TO DEFER COMPENSATION

Each agreement or election to defer compensation under this Plan shall be made by December 31 of the calendar year prior to the calendar year in which the compensation to be deferred is earned, except as hereinafter provided. Notwithstanding the foregoing, within thirty days after the initial adoption of this Plan, or if later, within thirty days after an Employee is notified by the Employer of his or her eligibility to participate in the Plan, an Employee may elect to defer all or any portion of an incentive compensation award to which he or she might become entitled for the calendar year in which the election is made.

SECTION 5. ASSIGNMENT OR ALIENATION

Compensation which is deferred under Section 2 or Section 3 of the Plan and payments which are due under either Section may not be assigned, alienated, pledged, sold, transferred or encumbered and shall not be subject to attachment, garnishment or legal process, except as may otherwise be required by law.

SECTION 6. DESIGNATION OF BENEFICIARY

An Employee may designate a beneficiary or beneficiaries, or change any prior designation, to receive his or her benefits under this Plan (less applicable withholding) upon his or her death on a form approved by the Committee. If the beneficiary has commenced distributions, but dies before all payments have been made, the remaining balance of the installments or payments will be distributed in a lump sum payment to the beneficiary’s estate as soon as practicable following receipt of notice of the beneficiary’s death. If no beneficiary is designated (or if a designated beneficiary does not survive the Employee), the remaining balance of the installments or payments will be paid to the Employee’s estate in a lump sum payment.

SECTION 7. NATURE OF CLAIM FOR PAYMENTS

Except as herein provided, the Employer shall not be required to set aside or segregate any assets of any kind to meet its obligations hereunder. An Employee shall have no right on account of the Plan in or to any specific assets of the Employer or to any assets of the trust described in the next paragraph. Any right to any payment the Employee may have on account of the Plan shall be solely that of a general, unsecured creditor of the Employer.

To assist in meeting its obligations under the Plan, the Employer has established a trust pursuant to the Trust Agreement for Executive Deferred Compensation Plans No. 1 and 2, dated as of June 19, 1996, as subsequently amended, of which the Employer is treated as the owner under Subpart E of Subchapter J, Chapter I of the Internal Revenue Code of 1986, as amended (a “grantor trust”), and may deposit funds or property (including insurance contracts) with the trustee of the grantor trust (the “Trustee”). Upon a “change of control,” as defined in Schedule A of the grantor trust, the Employer shall promptly appoint an independent trustee (which may not be the Employer or any subsidiary or affiliate) for the grantor trust, and, if at the time of a

“change of control” as defined in the trust, the trust has not been fully funded, the Employer shall, within the time and manner specified under such trust, deposit in such trust amounts sufficient to satisfy all obligations under the Plan as of the date of deposit.

In all events, the Employer shall remain ultimately liable for the benefits payable under this Plan, and to the extent the assets at the disposal of the Trustee are insufficient to enable the Trustee to satisfy all benefits, the Employer shall pay all such benefits necessary to meet its obligations under this Plan.

The obligations of the Employer hereunder shall be binding upon its successors and assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

SECTION 8. ADMINISTRATION

The Plan will be administered by the Committee. The Committee will have full discretionary authority to interpret the provisions of the Plan and decide all questions and settle all disputes which may arise in connection with the Plan, and may establish its own operative and administrative rules and procedures in connection therewith, provided such procedures are consistent with the requirements of section 503 of ERISA and the regulations thereunder. All interpretations, decisions and determinations made by the Committee will be binding on all persons concerned. No member of the Committee who is a participant in the Plan may vote or otherwise participate in any decision or act with respect to a matter relating solely to himself or herself (or to his or her beneficiaries).

Except as the Committee may otherwise provide by written resolution, the Committee delegates its duties and responsibilities under Section 3 with respect to non-executive officers (except for the duty to establish eligibility criteria under Article 4) to the Director of Corporate

Human Resources, who may further delegate certain of such duties and responsibilities to other officers of the Company. For purposes of the Plan, any action taken by any such delegate pursuant to such delegation shall be considered to have been taken by the Committee. The Employer agrees to indemnify and to defend to the fullest possible extent permitted by law any member of the Committee and any delegatee (including any person who formerly served as a member of the Committee or as a delegatee) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

SECTION 9. AMENDMENT OR TERMINATION OF PLAN

The Plan may be altered, amended, revoked or terminated in writing by the Committee or the Employer, in any manner and at any time; provided, however, that following a “change of control” as defined in the trust referred to under Section 7, no such alteration, amendment, revocation or termination shall reduce the amount of an Employee’s benefit or his or her rights to such benefit as determined under the provisions of the Plan in effect, immediately prior to such change of control, or otherwise adversely affect the Employee’s benefits under the Plan, without the written consent of the Employee; and further provided, however, that following a “change of control” as defined in the trust referred to under Section 7, the provisions of this Section 9 may not be amended.

IN WITNESS WHEREOF, this amended and restated Plan has been adopted by the Committee on December 17, 1997, and is executed by a duly authorized officers of Fleet Financial Group, Inc.

FLEET FINANCIAL GROUP, INC.

By:	/s/ William C. Mutterperl

AMENDMENT ONE

TO THE

FLEET FINANCIAL GROUP, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN NO. 1

The following amendments are effective as of January 1, 2000.

1.	Upon the effective date of the final legal approval of the change in the name of the Employer to FleetBoston Financial Corporation, the name “Fleet Financial Group, Inc.” will be replaced by the name “FleetBoston Financial Corporation” wherever it appears in the Plan.

2.	Section 2(c) is amended by adding paragraph (vi) to the end thereof to read as follows:

(vi) Notwithstanding the foregoing, any election to defer receipt of benefits under Section 2(c) is not valid or effective unless filed with the Committee either by December 31, 1999 or at least one year prior to the Employee’s last day of active employment. An Employee whose distribution of benefits is not governed by a deferred compensation agreement under Section 2(a) and who does not have a valid, timely election in effect on the last day of active employment shall have his or her benefit promptly paid out in a lump sum following termination of employment (i.e., after the end of salary continuation payments, if applicable).

3.	Section 2(f) is added to read as follows:

(f) Notwithstanding anything in the Plan to the contrary regarding the form of benefits an Employee may elect, an Employee who is eligible for benefits under this Section 2 may elect to receive his or her benefit in the form of an age 65 single life annuity with an actuarial value (using the Fleet Financial Group, Inc. Pension Plan’s actuarial assumptions) equal to 50% of the Employee’s account balance.

4.	Section 3(b) is amended to read as follows:

Payments of deferred incentive awards may be made in a lump sum, as an age 65 single life annuity (as described in Section 3(g)), or in annual installments or deferred annual installments, subject to the requirements of Section 2(c)(vi).

5.	Section 3(g) is added to read as follows:

(g) Notwithstanding anything in the Plan to the contrary regarding the form of benefits an Employee may elect, an Employee who is eligible for benefits under this Section 3 may elect to receive his or her benefit in the form of an age 65 single life annuity with an actuarial value (using the Fleet Financial Group, Inc. Pension Plan’s actuarial assumptions) equal to 50% of the Employee’s account balance.

6.	Section 9 is amended to read as follows:

SECTION 9. AMENDMENT OR TERMINATION OF THE PLAN

The Plan may be amended or terminated in writing by the Committee or the Company in any manner at any time. Notwithstanding the previous sentence, no such amendment or termination shall reduce the amount of an Employee’s benefit or his or her distribution rights related thereto as determined under the provisions of the Plan in effect immediately prior to such amendment or termination, and this second sentence of Section 9 is irrevocable and may not be amended.

7.	Section 10 is added to read as follows:

SECTION 10. SOCIAL SECURITY TAX

Subject to the requirements of Code section 3121(v)(2) and the regulations thereunder, the Committee has the full discretion and authority to determine when Federal Insurance Contribution Act (“FICA”) taxes on a Employee’s Plan benefit or account are paid and whether any portion of such FICA taxes shall be withheld from the Employee’s wages or deducted from the Employee’s benefit or account.

IN WITNESS WHEREOF, the provisions of this Amendment One were adopted by the Human Resources and Board Governance Committee on the 21st day of December, 1999, or are hereby adopted, and this Amendment One is executed by a duly authorized officer of Fleet Boston Corporation.

FLEET BOSTON CORPORATION

By:	/s/ William C. Mutterperl
William C. Mutterperl
Executive Vice President,
Secretary and General Counsel

2

AMENDMENT TWO

TO

THE FLEETBOSTON FINANCIAL CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN NO. 1

(1997 Restatement)

Section 5 of the Plan is amended effective January 1, 2003, to read as follows:

SECTION 5. ASSIGNMENT OR ALIENATION

(a) Except as provided in Section 5(b) or as otherwise required by law, the interest hereunder of any Employee or beneficiary shall not be alienable by the Employee or beneficiary by assignment or any other method and will not be subject to be taken by his creditors by any process whatsoever, and any attempt to cause such interest to be so subjected shall not be recognized.

(b) All or a portion of an Employee’s benefit under the Plan maybe paid to another person as specified in a “Qualified Domestic Relations Order.” For this purpose, a Qualified Domestic Relations Order” means a judgment, decree, or order (including the approval of a settlement agreement) which is:

(i) issued pursuant to a State’s domestic relations law;

(ii) relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Employee;

(iii) creates or recognizes the right of a spouse, former spouse, child or other dependent of the Employee to receive all or a portion of the Employee’s benefits under the Plan;

(iv) provides for payment in an immediate lump sum as soon as practicable after the Committee determines that a Qualified Domestic Relations Order exists; and

(v) meets such other requirements established by the Committee.

(c) The Committee shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Committee may consider:

(i) the rules applicable to “domestic relations orders” under section 414(p) of the Internal Revenue Code of 1986 and section 206(d) of ERISA;

(ii) the procedures used under the FleetBoston Financial Savings Plan to determine the qualified status of domestic relations orders; and

(iii) such other rules and procedures as it deems relevant.

IN WITNESS WHEREOF, this Amendment Two was adopted by the Human Resources Committee at its June 17, 2003 meeting and is executed by a duly authorized officer FleetBoston Financial Corporation.

FLEET BOSTON FINANCIAL CORPORATION

By:	/s/ M. Anne Szostak
M. Anne Szostak
Executive Vice President and Director of Human Resources

2

AMENDMENT THREE

TO

THE FLEETBOSTON FINANCIAL CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN NO. 1

(1997 Restatement)

Section 2(c)(iv) of the Plan is amended effective December 16, 2003, to read as follows:

(iv) Upon a termination of employment following any of the events described in clauses (1) through (4) below, the Employee will receive retirement income (less applicable withholding) in fifteen annual installments commencing at age 65 (or, if later, commencing at retirement); provided, however, that if the Employee has previously made (or, subject to the requirements of the Plan relating to the timing of distribution elections, makes) a valid election either to receive retirement income (less applicable withholding) as set forth in his or her compensation deferral agreement in a lump sum payment as soon as practicable following termination of employment or to defer receipt to a specified date not later than age 65 (or, if later, commencing at retirement) and to receive such balance in a series of up to fifteen annual installments, then the terms of such election shall control: (1) the termination of employment of an Employee with the Employer (or its subsidiary or affiliate) after attaining age 65; (2) the termination of employment of an Employee (or its subsidiary or affiliate) after attaining age 55 and completing five years of continuous service with the Employer (or its subsidiary or affiliate); or (3) the designation by the Committee in its sole discretion that an Employee shall be entitled to receive his or her balance as described above (regardless of the Employee’s age and years of service); or (4) a “change of control” as defined in the trust referred to in Section 7. If retirement occurs before or after age 65, the amount of retirement income will be less or greater than the amount specified in the agreement but will be calculated as though the amount deferred had been credited with interest at 15 percent (10 percent for Employees who become participants in the Plan on or after December 1, 1986 and prior to November 1, 1988 and 9 percent for Employees who become participants in the Plan on or after November 1, 1988).

IN WITNESS WHEREOF, this Amendment Three was adopted by the Human Resources Committee at its December 16, 2003 meeting and is executed by a duly authorized officer of the Company on this 19th day of December, 2003.

FLEETBOSTON FINANCIAL CORPORATION

By:	/s/ M. Anne Szostak
M. Anne Szostak
Executive Vice President and Director of Human Resources

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